Exhibit 99.1
NVR, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

February 1, 2022, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its fourth quarter ended December 31, 2021 of $334.6 million, or $89.09 per diluted share. Net income and diluted earnings per share for the fourth quarter ended December 31, 2021 increased 10% and 16%, respectively, when compared to 2020 fourth quarter net income of $305.0 million, or $76.93 per diluted share. Consolidated revenues for the fourth quarter of 2021 totaled $2.23 billion, a decrease of 5% from $2.34 billion in the fourth quarter of 2020.
For the year ended December 31, 2021, consolidated revenues were $8.95 billion, a 19% increase from $7.54 billion reported in 2020. Net income for the year ended December 31, 2021 was $1.24 billion, an increase of 37% when compared to the year ended December 31, 2020. Diluted earnings per share for the year ended December 31, 2021 was $320.48, an increase of 39% from $230.11 per diluted share for 2020.
Homebuilding
New orders in the fourth quarter of 2021 increased by 4% to 5,685 units, when compared to 5,485 units in the fourth quarter of 2020. The average sales price of new orders in the fourth quarter of 2021 was $454,900, an increase of 14% when compared with the fourth quarter of 2020. The cancellation rate in the fourth quarter of 2021 was 10% compared to 12% in the fourth quarter of 2020. Settlements in the fourth quarter of 2021 decreased by 16% to 5,100 units, compared to 6,060 units in the fourth quarter of 2020. Our backlog of homes sold but not settled as of December 31, 2021 increased on a unit basis by 10% to 12,730 units and increased on a dollar basis by 26% to $5.78 billion when compared to the respective backlog unit and dollar balances as of December 31, 2020.
Homebuilding revenues of $2.18 billion in the fourth quarter of 2021 decreased by 4% compared to homebuilding revenues of $2.26 billion in the fourth quarter of 2020. Gross profit margin in the fourth quarter of 2021 increased to 24.4%, compared to 19.5% in the fourth quarter of 2020. Income before tax from the homebuilding segment totaled $392.0 million in the fourth quarter of 2021, an increase of 21% when compared to the fourth quarter of 2020.
New orders for the year ended December 31, 2021 decreased by 2% to 22,721 units, compared to 23,082 units in 2020. Settlements for the year ended December 31, 2021 increased by 9% to 21,540 units, compared to 19,766 units settled in 2020. Homebuilding revenues for the year ended December 31, 2021 totaled $8.70 billion, which was 19% higher than 2020. Gross profit margin for the year ended December 31, 2021 increased to 22.3%, compared to 19.0% in 2020. Income before tax for the homebuilding segment increased 51% for the year ended December 31, 2021 to $1.42 billion, compared to $938.0 million in 2020.
Mortgage Banking
Mortgage closed loan production in the fourth quarter of 2021 totaled $1.48 billion, a decrease of 11% when compared to the fourth quarter of 2020. Income before tax from the mortgage banking segment totaled $34.8 million in the fourth quarter of 2021, a decrease of 44% when compared to $61.8 million in the fourth quarter of 2020. This decrease was primarily attributable to a decrease in secondary marketing gains.
Mortgage closed loan production for the year ended December 31, 2021 increased 14% to $6.07 billion. Income before tax from the mortgage banking segment for the year ended December 31, 2021 increased 23% to $171.6 million from $140.1 million in 2020.

Effective Tax Rate
Our effective tax rate for the three and twelve months ended December 31, 2021 was 21.6% and 22.2%, respectively, compared to 20.9% and 16.4% for the three and twelve months ended December 31, 2020, respectively. The effective tax rates in each period were favorably impacted by the recognition of an income tax benefit related to excess tax benefits from stock option exercises totaling $10.5 million and $48.4 million for the three and twelve months ended December 31, 2021, respectively, and $11.9 million and $92.2 million for the three and twelve months ended December 31, 2020, respectively.

Other Matters - COVID-19
The COVID-19 pandemic has had a significant impact on all facets of our business. Our primary focus as we face this challenge is to do everything we can to ensure the safety and well-being of our employees, customers and trade partners. In each of our markets, we continue to operate in accordance with the guidelines issued by the Centers for Disease Control and Prevention as well as state and local health department guidelines, which has resulted in significant changes to the way we conduct business.
Although current demand for new homes is strong, there remains uncertainty regarding the extent and timing of disruption to our business that may result from COVID-19 and related governmental actions. There is also uncertainty as to the effects of economic relief efforts on the U.S. economy, unemployment, consumer confidence, demand for our homes and the mortgage market, including lending standards and secondary mortgage markets. We are unable to predict the extent to which this will impact our operational and financial performance including the impact of future developments such as the duration and spread of COVID-19, corresponding governmental actions, and the impact of such on our employees, customers and trade partners.

About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-four metropolitan areas in fourteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: the impact of COVID-19 on the economy; general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)
Homebuilding:
Revenues	$2,176,807	$2,263,673	$8,701,693	$7,328,889
Other income	1,845	7,206	6,559	16,938
Cost of sales	(1,646,050)	(1,822,121)	(6,763,115)	(5,937,401)
Selling, general and administrative	(127,757)	(112,398)	(474,808)	(431,008)
Operating income	404,845	336,360	1,470,329	977,418
Interest expense	(12,836)	(12,769)	(51,530)	(39,458)
Homebuilding income	392,009	323,591	1,418,799	937,960

Mortgage Banking:
Mortgage banking fees	53,534	80,342	249,332	208,034
Interest income	2,148	2,385	8,725	8,930
Other income	876	1,034	3,753	3,249
General and administrative	(21,391)	(21,577)	(88,619)	(78,726)
Interest expense	(371)	(405)	(1,587)	(1,414)
Mortgage banking income	34,796	61,779	171,604	140,073

Income before taxes	426,805	385,370	1,590,403	1,078,033
Income tax expense	(92,224)	(80,366)	(353,684)	(176,785)

Net income	$334,581	$305,004	$1,236,719	$901,248

Basic earnings per share	$96.47	$82.08	$345.37	$244.11

Diluted earnings per share	$89.09	$76.93	$320.48	$230.11

Basic weighted average shares outstanding	3,468	3,716	3,581	3,692

Diluted weighted average shares outstanding	3,755	3,965	3,859	3,917

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Homebuilding:
Cash and cash equivalents	$2,545,069	$2,714,720
Restricted cash	60,730	28,912
Receivables	18,552	18,299
Inventory:
Lots and housing units, covered under sales agreements with customers	1,777,862	1,484,936
Unsold lots and housing units	127,434	123,197
Land under development	12,147	62,790
Building materials and other	29,923	38,159
	1,947,366	1,709,082

Contract land deposits, net	497,139	387,628
Property, plant and equipment, net	56,979	57,786
Operating lease right-of-use assets	59,010	53,110
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Deferred tax asset, net	132,894	132,980
Other assets	96,124	70,419
	5,455,443	5,214,516
Mortgage Banking:
Cash and cash equivalents	28,398	63,547
Restricted cash	2,519	2,334
Mortgage loans held for sale, net	302,192	449,760
Property and equipment, net	3,658	4,544
Operating lease right-of-use assets	9,758	12,439
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	25,160	22,654
	379,032	562,625
Total assets	$5,834,475	$5,777,141

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)

	December 31, 2021	December 31, 2020
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$336,560	$339,867
Accrued expenses and other liabilities	435,860	440,671
Customer deposits	417,463	240,758
Operating lease liabilities	64,128	59,357
Senior notes	1,516,255	1,517,395
	2,770,266	2,598,048
Mortgage Banking:
Accounts payable and other liabilities	51,394	62,720
Operating lease liabilities	10,437	13,299
	61,831	76,019
Total liabilities	2,832,097	2,674,067

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both December 31, 2021 and December 31, 2020	206	206
Additional paid-in capital	2,378,191	2,214,426
Deferred compensation trust – 106,697 shares of NVR, Inc. common stock as of both December 31, 2021 and December 31, 2020	(16,710)	(16,710)
Deferred compensation liability	16,710	16,710
Retained earnings	10,047,839	8,811,120
Less treasury stock at cost – 17,107,889 and 16,859,753 shares as of December 31, 2021 and December 31, 2020, respectively	(9,423,858)	(7,922,678)
Total shareholders' equity	3,002,378	3,103,074
Total liabilities and shareholders' equity	$5,834,475	$5,777,141

NVR, Inc.
Operating Activity
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021		2020		2021		2020
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
New orders, net of cancellations:
Mid Atlantic (1)	2,344	$529.3	2,196	$474.2	8,749	$522.4	9,230	$453.8
North East (2)	448	$518.6	469	$446.9	1,685	$497.4	1,738	$416.6
Mid East (3)	1,262	$382.3	1,375	$346.7	5,567	$369.3	5,780	$330.9
South East (4)	1,631	$386.6	1,445	$315.7	6,720	$363.6	6,334	$307.7
Total	5,685	$454.9	5,485	$398.1	22,721	$436.1	23,082	$380.1

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021		2020		2021		2020
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
Settlements:
Mid Atlantic (1)	1,899	$517.4	2,465	$448.3	8,310	$487.3	8,363	$438.6
North East (2)	406	$490.9	436	$404.7	1,666	$460.9	1,375	$391.8
Mid East (3)	1,317	$368.5	1,539	$324.2	5,414	$349.4	4,719	$323.1
South East (4)	1,478	$344.7	1,620	$298.2	6,150	$323.9	5,309	$300.8
Total	5,100	$426.8	6,060	$373.5	21,540	$403.9	19,766	$370.8

	As of December 31,
	2021		2020
	Units	Average Price	Units	Average Price
Backlog:
Mid Atlantic (1)	4,918	$534.8	4,479	$470.9
North East (2)	969	$511.5	950	$447.8
Mid East (3)	3,027	$381.3	2,874	$344.5
South East (4)	3,816	$393.7	3,246	$323.7
Total	12,730	$454.2	11,549	$396.2

NVR, Inc.
Operating Activity (Continued)
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Average active communities:
Mid Atlantic (1)	158	162	155	177
North East (2)	37	38	34	40
Mid East (3)	124	136	129	138
South East (4)	99	106	106	112
Total	418	442	424	467

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Homebuilding data:
New order cancellation rate	10%	12%	9%	15%
Lots controlled at end of period			124,900	105,700

Mortgage banking data:
Loan closings	$1,480,080	$1,659,219	$6,073,934	$5,317,811
Capture rate	89%	90%	89%	90%

Common stock information:
Shares outstanding at end of period			3,447,441	3,695,577
Number of shares repurchased	77,443	38,735	322,038	96,346
Aggregate cost of shares repurchased	$385,164	$154,496	$1,538,019	$371,078

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee and Florida

Investor Relations Contact:
Curt McKay
(703) 956-4058
ir@nvrinc.com